EXHIBIT 2.2

THIS INSTRUMENT IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT DATED AS OF MAY 11, 2010 IN FAVOR OF SILICON VALLEY BANK WHICH AGREEMENT (AS AMENDED IN ACCORDANCE WITH ITS TERMS) IS INCORPORATED HEREIN BY REFERENCE.

SUBORDINATED PROMISSORY NOTE

Bridgeline Digital, Inc.

$500,000	Woburn, Massachusetts

May 11, 2010

FOR VALUE RECEIVED, the undersigned, Bridgeline Digital, Inc., a Delaware corporation (“Maker”), hereby promises to pay to the order of TMXInteractive, Inc., a Delaware corporation  (the “Payee”) under the Asset Purchase Agreement, dated as of May 11, 2010, by and between Maker and Payee (the “Purchase Agreement”), at Payee’s address for notices provided herein, the principal sum of Five Hundred Thousand Dollars ($500,000) (the “Principal Amount”) with interest as set forth below.

1.           PAYMENT OF PRINCIPAL AMOUNT.  Subject to Sections 3, 4, 5, and 9, Maker shall pay the Principal Amount in twelve (12) quarterly installments of $41,666.67.  Each payment shall be due on the fifteenth day following the completion of each calendar quarter, with the first payment due on January 15, 2011 (each such day, a “Payment Date”).

2.           INTEREST.  Subject to Sections 4, 5, and 9, on each Payment Date, in addition to the installment of the Principal Amount then due, Maker shall pay (to the extent not previously paid) the amount of interest that has accrued during the preceding calendar quarter on the outstanding Principal Amount at the rate of one percent (1%) per annum.  Interest shall begin to accrue on the date first set forth above.

3.           PREPAYMENT.  This Note may be prepaid in whole or in part at any time without discount, premium or penalty.  If any partial principal prepayment is made hereunder, then the remaining outstanding Principal Amount (as of the time immediately after the prepayment) shall be paid in equal quarterly installments over the remaining Payment Dates, with the installment due on each of the remaining Payment Dates equal to the amount of the remaining outstanding Principal Amount (as of the time immediately after the prepayment) divided by the number of remaining Payment Dates (as of the time immediately after the prepayment).

4.           TREATMENT OF PAYMENTS.  Any payment made on this Note (including, without limitation, any prepayment) shall be treated (i) first, as a payment of any costs and expenses due pursuant to Section 8 hereof, (ii) second, as a payment of any accrued but unpaid interest on the Principal Amount that has become due pursuant to Section 2 hereof and (iii) third, as a payment of the Principal Amount.

5.           SET OFF.  The amounts payable by Maker hereunder may be reduced and set off, at Maker’s election as provided in Section 7.4(b) of the Purchase Agreement, by and against certain amounts for which the Payee becomes liable to Maker pursuant to Article VII of the Purchase Agreement.

6.           DEFAULT.  Subject to Section 5, this Note shall be in default and the entire indebtedness evidenced hereby (including, without limitation, all accrued but unpaid interest) shall become due and payable on the occurrence of any of the following events of default (each, an “Event of Default”):

6.1           The failure by Maker to make any payment due hereunder on the due date therefore, which failure is not cured within five (5) calendar days of such due date; or

6.2           Any of the following events shall occur with respect to Maker:

(i)           Maker shall make an assignment for the benefit of creditors or shall be unable or generally fail, or admit in writing its inability, to pay its debts as they become due;

(ii)           Maker shall file a voluntary petition under any bankruptcy, insolvency or similar law;

(iii)           a court of competent jurisdiction shall adjudicate Maker as a bankrupt or insolvent or shall enter against Maker an order for relief under any bankruptcy, insolvency or similar proceeding;

(iv)           Maker shall file a petition or answer seeking for Maker any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy or insolvency or other similar statute, law or regulation;

(v)           Maker shall file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against Maker in any bankruptcy or insolvency or other similar proceeding;

(vi)           Maker shall request in writing, consent to or acquiesce in the appointment of a trustee, receiver, liquidator or other custodian of Maker or of all or any substantial part of Maker’s properties; or

(vii)           there shall pass sixty (60) days after the commencement of any proceeding against Maker seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy or insolvency or other similar statute, law or regulation without such proceeding having been dismissed; there shall have been appointed a trustee, receiver or liquidator (or other officer having similar powers) of Maker or of all or any substantial portion of Maker’s properties without such appointment having been vacated or dismissed within sixty (60) days of such appointment.

6.3           An Event of Default (as such term is defined in the Loan and Security Agreement) occurs under that certain Loan and Security Agreement by and between Maker and Silicon Valley Bank, dated March 31, 2010.

7.           REMEDIES.  Subject to Section 5, upon the occurrence of any Event of Default set forth in Section 6.2, the unpaid principal amount of and any and all interest accrued thereon, and all other obligations of Maker hereunder, shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon, and without presentment, demand or protest or other requirements of any kind whatsoever (including, without limitation, valuation and appraisement, diligence, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by Maker.  Upon the occurrence of any other Event of Default hereunder, Payee may by written notice to Maker declare all payments and other obligations of Maker hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentment, demand or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by Maker.  All rights, powers, and remedies provided for herein are cumulative and non-exclusive.  No delay or omission on the part of Payee in exercising any right hereunder shall operate as a waiver of such right or any other provided under this Note.  A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion.

8.           COSTS AND EXPENSES OF COLLECTION.  Maker agrees to pay, in addition to all other indebtedness then owing hereunder, the full costs of collection or enforcement of Payee’s rights hereunder, including reasonable attorneys’ fees, following the occurrence of an Event of Default.

9.           SUBORDINATION.                                           This Note shall be subordinate in payment to the Maker’s obligations, liabilities and indebtedness which may now or hereafter be owed to Silicon Valley Bank and its successors (the “Lender”) pursuant to that certain Loan and Security Agreement by and between Maker and the Lender dated March 31, 2010, to the extent provided in the Subordination Agreement executed and delivered of even date herewith by the Payee in favor of the Lender.

10.           SUCCESSORS AND ASSIGNS.  This Note shall be binding upon Maker and its successors and assigns, and shall inure to the benefit of the Payee and its successors and assigns, subject to all of the terms and conditions hereof.

11.           SEVERABILITY.  In the event that any provision or obligation under this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

12.           FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.  No failure or delay by Payee in the exercise of any right under this Note shall impair such right or be construed as a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such right preclude any other exercise thereof or of any other right.  All rights and remedies under this Note are cumulative to and not exclusive of any rights or remedies otherwise available.

13.           GOVERNING LAW.  This Note shall be governed as to interpretation, validity, enforceability, effect and all other matters by the internal laws of the Commonwealth of Massachusetts without reference to conflicts of laws provisions.

14.           NOTICES.  Any notice or other communication required or permitted hereby shall be given to Maker or to Payee in accordance with the Purchase Agreement (which, for the purposes hereof, Maker shall be considered Bridgeline Digital, Inc. and Payee shall be considered Seller).

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IN WITNESS WHEREOF, Maker has executed this Note as an instrument under seal, as of the day and year first written above.

Bridgeline Digital, Inc.

By:	/s/ Thomas L. Massie
Name: Thomas L. Massie
Title: President and Chief Executive Officer